Exhibit 99.1

Pioneer Acquisition I Corp Announces Pricing of $220,000,000 Initial Public Offering

June 17, 2025

BROOKLYN, New York--(BUSINESS WIRE)—Pioneer Acquisition I Corp (Nasdaq: PACHU) (the “Company”) announced today the pricing of its initial public offering of 22,000,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “PACHU” beginning June 18, 2025. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “PACH” and “PACHW”, respectively. The underwriter has been granted a 45-day option to purchase up to an additional 3,300,000 units offered by the Company to cover over-allotments, if any. The offering is expected to close on June 20, 2025, subject to customary closing conditions.

The Company is a blank check company incorporated as an exempted company under the laws of the Cayman Islands, which will seek to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Cantor Fitzgerald & Co. acted as the sole book-running manager of the offering. Odeon Capital Group LLC acted as co-manager of the offering.

Winston & Strawn LLP is serving as legal counsel to the Company. Ellenoff Grossman & Schole LLP is serving as legal counsel to Cantor Fitzgerald & Co.

A registration statement on Form S-1 (333-287656) relating to these securities has been filed with the Securities and Exchange Commission (“SEC”), and was declared effective on June 17, 2025. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com., or from the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov.

Contacts

Pioneer Acquisition I Corp
Mr. Mitchell Creem
Chief Executive Officer and Director
131 Concord Street
Brooklyn, NY 11201
Email: creem@pioneeracquisition.com